Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact at Catalyst Pharmaceutical Partners	Contact at Rx Communications Group
Jack Weinstein	Melody Carey
Chief Financial Officer	Co-President
jweinstein@catalystpharma.com	mcarey@rxir.com
201-934-4201	917-322-2571

Catalyst Pharmaceutical Partners Reports

Fourth Quarter and Year-end 2010 Financial Results

CORAL GABLES, FL, April 1, 2011 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX), a biopharmaceutical company that acquires, in-licenses, develops and commercializes prescription drugs for the treatment of diseases of the central nervous system, today reported financial results for the fourth quarter and year ended December 31, 2010.

Patrick J. McEnany, Chief Executive Officer of Catalyst Pharmaceutical Partners, commented, “In 2010, we made significant strides in the development of both CPP-109, our lead drug candidate for the treatment of cocaine and methamphetamine addiction, and CPP-115, which has the potential to address a broad range of diseases affecting the central nervous system beyond addiction, such as adult epilepsy and infantile spasms. CPP-109 and CPP-115 both utilize Catalyst’s patented proprietary technology platform, the inhibition of GABA aminotransferase, as their primary mode of action. In August 2010 and March 2011, we completed registered direct offerings raising a total of $4 million under our shelf registration statements. In these offerings, we were able to sell shares of our common stock at the market price without having to also sell significantly dilutive common stock purchase warrants. We were extremely pleased that we were able to execute our financings at a time when many other biopharmaceutical companies were only able to execute similar financings at prices well below market and with the requirement of having to issue significant numbers of common stock purchase warrants. We are also pleased with and appreciate the support we have received from our institutional investors, including our two largest, Federated Investors and Fidelity Investments. Our recent financings provide us with the funding to advance the development of both CPP-109 and CPP-115 and provide working capital through at least the third quarter of 2012.”

Financial Results

For the year ended December 31, 2010, Catalyst’s net loss was $4,006,323, or $0.22 per basic and diluted share, compared to a net loss of $7,241,928, or $0.48 per basic and diluted share, in the prior year. Year-end and fourth quarter results for 2010 included grant revenues of $488,958 from the Qualifying Therapeutic Discovery Projects Program (section 48D of the Internal Revenue Code). The grant related to two qualifying therapeutic projects, CPP-109 for the treatment of stimulant dependence and CPP-115 for the treatment of epilepsy and stimulant dependence.

Research and development expenses for 2010 were $2,306,781, compared to $5,097,440 in 2009. General and administrative expenses for 2010 were $2,206,358, compared to $2,177,954 in 2009.

For the fourth quarter of 2010, Catalyst’s net loss was $728,754, or $0.04 per basic and diluted share, compared to a net loss of $1,162,120, or $0.06 per basic and diluted share, for the same period in 2009.

Clinical Development Update

CPP-109

During 2010, Catalyst signed a clinical trial agreement with the National Institute on Drug Abuse (NIDA) to conduct a U.S. Phase II(b) 200 subject, 12 site double-blind, placebo-controlled trial to evaluate CPP-109 as an effective treatment for cocaine addiction. NIDA, under its agreement with the Veterans Administration Cooperative Studies Program (VA), has agreed to provide substantial resources towards the completion of this trial. The protocol has been designed to mitigate compliance issues that were observed in Catalyst’s prior U.S. clinical studies and trials and to enhance subject recruitment to target trial subjects who appear to be genuinely interested in seeking treatment to overcome their addiction to cocaine. Catalyst believes that NIDA’s support further validates the potential for CPP-109 to help solve the global problem of cocaine addiction. The trial commenced in November 2010 and Catalyst expects to report top-line results in the third quarter of 2012. If the data from this trial demonstrates a sufficiently high degree of efficacy, Catalyst intends to seek to file a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) in the first half of 2013.

In March 2011, researchers at the University of Pennsylvania commenced a 60 subject, double-blind, placebo-controlled, investigator-sponsored study to evaluate the use of CPP-109 for the treatment of patients addicted to both cocaine and alcohol. Catalyst will provide CPP-109, matching placebo, and financial support to conduct eye-safety examinations to facilitate the study. Catalyst hopes the study, if successful, will expand upon the initial promising results reported by Brodie, et al. in 2009 in The American Journal of Psychiatry, in which significantly increased abstinence from alcohol use in subjects taking vigabatrin was reported.

CPP-115

In September 2010, CPP-115 was granted orphan-drug designation by the FDA for the treatment of infantile spasms. This designation is granted for novel drugs that treat diseases or conditions affecting fewer than 200,000 patients in the U.S. The designation potentially provides Catalyst with a seven-year period of U.S. marketing exclusivity for CPP-115 for the treatment of infantile spasms.

In November 2010, Catalyst reported the results of an extensive battery of non-clinical safety and efficacy studies of CPP-115. As expected, CPP-115 proved to be safe in all key measures. Of particular note, CPP-115 demonstrated substantially less visual field defects than CPP-109. Catalyst believes this key finding will allow it to develop CPP-115 for a broad range of indications, especially those where chronic dosing may be required. CPP-115 also proved to be effective in cocaine addiction and epilepsy animal models, and Catalyst believes that it is at least 200 times more potent than CPP-109. This higher potency should allow Catalyst to explore multiple dosing and drug delivery options not available for CPP-109.

During 2011, Catalyst plans to complete the remaining non-clinical studies necessary to file an Investigational Drug Application (IND) with the FDA for CPP-115 and subsequently commence a Phase I human safety study. Catalyst expects to report the results of this Phase I study in the third quarter of 2012.

Management Changes

In January 2011, Dr. Steven Miller became, in addition to Catalyst’s Chief Scientific Officer, its Chief Operating Officer. In that role, Dr. Miller is taking on additional general management and operational responsibilities, along with his continued focus on advancing CPP-115 through its non-clinical studies and into the clinic.

Business Development

In 2010, Reckitt Benckiser’s Suboxone® and Subutex® became the first addiction drugs to achieve “blockbuster” status with combined U.S. sales of over $1 billion. Recognition of this milestone, along with the looming “patent cliff” faced by the world’s largest pharmaceutical companies, has increased the number of companies interested in discussions about partnering opportunities for CPP-109 and CPP-115. While no definitive partnering agreements have been entered into to date, Catalyst’s goal is to make significant progress on this front before the end of 2011.

About Catalyst Pharmaceutical Partners, Inc.

Catalyst Pharmaceutical Partners, Inc. is a development-stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting addiction and diseases of the central nervous system. Catalyst has two products in development, and is currently evaluating its lead product candidate, CPP-109 (vigabatrin, a GABA aminotransferase inhibitor), for the treatment of cocaine addiction. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. Catalyst also expects to evaluate CPP-109 for the treatment of other addictions. Catalyst is also developing CPP-115, another GABA aminotransferase inhibitor that is more potent than vigabatrin and has reduced side effects (e.g., visual field defects, or VFDs) from those associated with vigabatrin. Catalyst is planning to develop CPP-115 for several indications, including drug addiction, epilepsy and for use in the reduction or elimination of addictive liability in the treatment of pain. CPP-115 has been granted orphan-drug designation for the treatment of infantile spasms by the FDA. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to the inhibition of GABA aminotransferase. For more information about Catalyst, go to www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 that Catalyst has filed with the U.S. Securities and Exchange Commission (“SEC”) reporting its financial position and results of operations as of and for the year ended December 31, 2010, could adversely affect Catalyst’s ability to obtain these results. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Catalyst’s web site or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2010	2009	2008

Revenues – government grant	$488,958	$—	$—
Operating costs and expenses:
Research and development	2,306,781	5,097,440	8,710,441
General and administrative	2,206,358	2,177,954	2,183,504

Total operating costs and expenses	4,513,139	7,275,394	10,893,945

Loss from operations	(4,024,181)	(7,275,394)	(10,893,945)
Interest income	17,858	33,466	329,348

Loss before income taxes	(4,006,323)	(7,241,928)	(10,564,597)
Provision for income taxes	—	—	—

Net loss	$(4,006,323)	$(7,241,928)	$(10,564,597)

Net loss per share - basic and diluted	$(0.22)	$(0.48)	$(0.81)

Weighted average shares outstanding – basic and diluted	18,580,223	15,066,799	13,013,041

CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$5,475,158	$7,779,277
Government grant receivable	134,025	—
Prepaid expenses	166,221	108,147

Total current assets	5,775,404	7,887,424
Property and equipment, net	45,573	68,447
Deposits	10,511	10,511

Total assets	$5,831,488	$7,966,382

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$105,933	$249,635
Accrued expenses and other liabilities	193,028	44,517

Total current liabilities	298,961	294,152
Accrued expenses and other liabilities, non current	14,748	54,370

Total liabilities	313,709	348,522

Total stockholders’ equity	5,517,779	7,617,860

Total liabilities and stockholders’ equity	$5,831,488	$7,966,382